Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement Dated December 4, 2019

Registration No. 333-218483

December 4, 2019

$65,000,000

5.375% SUBORDINATED NOTES DUE DECEMBER 2034

FINAL TERMS AND CONDITIONS

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated December 4, 2019 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Customers Bancorp, Inc. (the “Company”)
Security:	5.375% Subordinated Notes Due December 2034
Type:	SEC Registered
Rating:*	Kroll: BBB-
Trade Date:	December 4, 2019
Settlement Date (T+3):**	December 9, 2019
Listing:	Expected NYSE
Size:	$65,000,000
Overallotment Option:	15.0%
Final Maturity:	December 30, 2034
Annual Coupon:	5.375%, paid quarterly in arrears
Interest Payment Dates:	March 30, June 30, September 30 and December 30 of each year, commencing on March 30, 2020 (long first coupon).
Price to Public:	100.0%
Day Count Convention:	30/360, unadjusted
Optional Redemption:

The Company may redeem the notes, at its option, in whole or in part on any Interest Payment Date beginning with the Interest Payment Date of December 30, 2029, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but excluding the redemption date.

The Company also may redeem the notes, at its option, in whole but not in part at any time, including prior to December 30, 2029 if (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that could preclude the notes from being recognized as Tier 2 capital for regulatory capital purposes or (iii) the Company becomes required to register as an investment company under the Investment Company Act of 1940, as amended, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but excluding the redemption date. Any redemption of notes will be subject to the prior approval of the Board of Governors of the Federal Reserve System, to the extent that such approval is then required.

Minimum Denominations/Multiples:	$25 and integral multiples of $25 in excess thereof
CUSIP/ISIN:	23204G 803/ US23204G8033
Joint Booking-Running Managers:	B. Riley FBR, Inc. D.A. Davidson & Co. Janney Montgomery Scott LLC
Lead Managers:	William Blair & Company, L.L.C. Boenning & Scattergood, Inc.
Co-Managers:	Incapital LLC Maxim Group LLC Wedbush Securities Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will generally be required, by virtue of the fact that the notes initially settle on the third business day following the Pricing Date (“T+3”), to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The Company has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-218483) and a preliminary prospectus supplement dated December 4, 2019, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents incorporated by reference therein that the Company has filed with the SEC for more complete information about the Company and this offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request these documents by contacting B. Riley FBR, Inc.by telephone at 1-703-312-9580 or by email at prospectuses@brileyfbr.com, contacting D.A. Davidson & Co. by telephone at 1-800-332-5915 or by email at prospectusrequest@dadco.com or contacting Janney Montgomery Scott LLC by telephone at 215-665-4450 or by email at prospectus@janney.com.

This pricing term sheet does not constitute an offer to sell, or a solicitation of an offer to buy, any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

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